Exhibit 99.1

NEWS RELEASE

HECLA CLOSES VENEZUELAN GOLD PROPERTY SALE

FOR IMMEDIATE RELEASE

July 10, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) is pleased to announce that it has completed the transaction to sell its subsidiaries engaged in mining and exploring for gold in Venezuela to Rusoro Mining Ltd. (Rusoro) for $25 million, consisting of $20 million in cash and 4,273,504 shares of Rusoro common stock. The sale agreement was previously announced on June 19, 2008.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol HL.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, Vice President – Investor & Public Relations 208/769-4144

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.